Exhibit 1
FOR IMMEDIATE RELEASE
December 20, 2005
Contact Information:
Nissin Co., Ltd.
Hitoshi Higaki
Senior Managing Director
Tel: (TOKYO) +81-3-3348-2424
E-mail:Info-ir@nissin-f.co.jp
Notice Regarding Adjustments in Financial Forecasts
     Nissin Co., Ltd. (the “Company”) hereby announces that, as described below, the Company has revised its financial forecasts for the year ending March 31, 2006.
1.	Adjustments in financial forecasts (Japanese GAAP) for the fiscal year ending March 31, 2006 (April 1, 2005 ~ March 31, 2006)

(1)Consolidated	(Units: millions of yen except percentages)
	Operating Revenue	Ordinary Income	Net Income
Previous Projections (A)	58,900	11,700	8,700
Revised Projections (B)	60,000	13,000	9,500
Difference (B-A)	1,100	1,300	800
Percent Change (%)	1.9	11.1	9.2
(For reference) Previous Year’s Results (Year Ended March 31, 2005)	45,867	8,592	6,525

(2)Non-Consolidated	(Units: Millions of Yen except percentages)
	Operating Revenue	Ordinary Income	Net Income
Previous Projections (A)	33,400	8,200	7,100
Revised Projections (B)	34,500	9,000	7,500
Difference (B-A)	1,100	800	400
Percent Change (%)	3.3	9.8	5.6
(For reference) Previous Year’s Results (Year Ended March 31, 2005)	32,370	7,989	6,279
2.	Reasons for the adjustments in financial forecasts (Japanese GAAP)

Consolidated and Non-Consolidated

The Company has revised its consolidated and non-consolidated financial forecasts, because of the expectation that its financial forecasts will exceed previous projections due to increased income arising from the business expansion of its consolidated subsidiary, NIS Securities Co.,Ltd., in addition to the growth in synergy among NIS group, and the rise in the revenue of the Company accompanied by the increase in its loans outstanding, mainly Real-Estate Finance loans outstanding.

3.	Statements About Future Projections

These materials contain forward-looking statements about our industry, our business, our plans, and objectives, our financial condition and our results of operations that are based on our current expectations, assumptions, estimates and projections. These forward-looking statements are subject to various risks and uncertainties. These statements discuss future expectations, identify strategies, discuss market trends, contain projections of results of operations or of financial condition, or state other forward-looking information. Known and unknown risks, uncertainties and other factors could cause our actual results to differ materially from and be worse than those contained in or suggested by any forward-looking statement. We cannot promise that our expectations, projections, anticipated results, estimates or other information expressed in or underlying these forward-looking statements will turn out to be correct.

Important risks and factors that could cause our actual results to differ materially from the forward-looking statements include, without limitation:
•	the effect of weak domestic economic conditions;

•	intensified customer acquisition competition by entry of major financial institutions and IT companies;

•	misconduct by an employee or director and our exposure to negative publicity of the consumer or business finance industries generally or us specifically;

•	the effect of potential changes to legislation and accompanying enforcement, and restrictions and regulations associated with domestic or U.S. law;

•	the growing variety of legal means with which debtors can seek protection from creditors;

•	availability of funding on favorable terms and potential changes to government policy, including Japan’s monetary policy;

•	the reliability of information or technological systems and networks;

•	the influence of our president and his family over important decisions;

•	the effect of economic environment over our operating assets portfolio;

•	the effect of the change in investment market environment; and

•	our ability to pursue and maintain profitable joint ventures and strategic alliances;
Risk and uncertainties which may affect our business results are not limited to the factors listed above, as unknown risks and uncertainties may be as yet unexpected to us.